Exhibit 4.4

SANGOMA TECHNOLOGIES CORPORATION

Condensed consolidated interim financial statements for
the three month periods ended September 30, 2021 and 2020

(Unaudited in U.S. Dollars)

100 Renfrew Drive, Suite 100,

Markham, Ontario,

Canada L3R 9R6

Sangoma Technologies Corporation

September 30, 2021 and 2020

Table of contents

Condensed consolidated interim statements of financial position	3

Condensed consolidated interim statements of income (loss) and comprehensive income (loss)	4

Condensed consolidated interim statements of changes in shareholders’ equity	5

Condensed consolidated interim statements of cash flows	6

Notes to the condensed consolidated interim financial statements	7-28

Sangoma Technologies Corporation

Condensed consolidated interim statements of financial position

As at September 30, 2021 and June 30, 2021

(Unaudited in US dollars)

	September 30,	June 30,	June 30,
	2021	2021	2020
	$	$	$
Assets
Current assets
Cash and cash equivalents (Note 13)	19,128,844	22,095,596	19,995,497
Trade receivables (Note 13)	14,070,530	14,734,417	8,243,720
Inventories (Note 4)	12,686,934	11,820,123	9,277,765
Income tax receivable	1,318,516	662,579	-
Contract assets	831,246	739,966	473,507
Other current assets	4,193,481	3,296,354	1,749,235
	52,229,551	53,349,035	39,739,724
Non-current assets
Property and equipment (Note 5)	7,363,355	7,653,015	2,202,587
Right-of-use assets (Note 17)	13,422,310	13,529,916	11,871,529
Intangible assets (Note 6)	186,323,874	193,978,453	36,840,607
Development costs (Note 7)	1,700,288	1,532,786	1,799,805
Deferred income tax assets (Note 10)	2,237,410	2,052,084	3,879,665
Goodwill (Note 8)	269,397,741	267,397,741	32,295,582
Contract assets	1,273,810	854,101	320,484
	533,948,339	540,347,131	128,949,983
Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 13)	20,841,326	22,360,494	10,409,258
Provisions (Note 18)	391,143	442,464	486,456
Sales tax payable	1,343,849	1,318,505	592,994
Income tax payable	-	-	1,934,370
Consideration payable (Note 16)	2,354,146	2,335,744	-
Operating facility and loans (Note 9)	14,550,000	14,550,000	12,400,000
Contract liabilities (Note 15)	10,790,421	11,411,621	7,904,975
Derivative liability (Note 9)	294,295	333,315	585,104
Lease obligations on right-of-use assets (Note 17)	2,582,172	2,421,389	2,165,847
	53,147,352	55,173,532	36,479,004
Long term liabilities
Consideration payable (Note 16)	6,994,735	6,766,070	-
Operating facility and loans (Note 9)	56,775,000	60,412,500	24,650,000
Contract liabilities (Note 15)	4,214,634	4,342,110	2,915,123
Non-current lease obligations on right-of-use assets (Note 17)	11,604,797	11,821,289	10,031,680
Deferred income tax liabilities (Note 10)	24,284,189	24,760,637	-
Other non-current liabilities	916,519	917,395	-
	157,937,226	164,193,533	74,075,807
Shareholders’ equity
Share capital	172,461,915	172,461,915	47,423,358
Shares to be issued	192,101,973	192,101,973	-
Contributed surplus	7,512,239	5,392,954	1,788,397
Accumulated other comprehensive loss	(294,295)	(333,315)	(585,104)
Retained earnings	4,229,281	6,530,071	6,247,525
	376,011,113	376,153,598	54,874,176
	533,948,339	540,347,131	128,949,983

Approved by the Board
(Signed)	Al Guarino	Director	(Signed)	Allan Brett	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements. The comparative periods have been retrospectively adjusted to reflect the change in presentation currency from Canadian dollars to US dollars (Note 2).

Sangoma Technologies Corporation

Condensed consolidated interim statements of income (loss) and comprehensive income (loss)

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

	Three month periods ended
	September 30,
	2021	2020
	$	$
Revenue (Note 19)	52,478,731	26,222,948
Cost of sales	14,625,787	8,908,315
Gross profit	37,852,944	17,314,633
Expenses

Sales and marketing	13,087,371	3,825,078
Research and development	8,359,531	4,582,754
General and administration	17,266,816	6,371,311
Foreign currency exchange (gain) loss	(6,876)	(12,023)
	38,706,842	14,767,120
Income (loss) before interest, income taxes, gain on change in fair value of consideration payable, business integration and acquisition costs	(853,898)	2,547,513

Interest income (Note 13)	(275)	(1,180)
Interest expense (Notes 9, 13, 17)	655,855	389,465
Business integration costs	836,317	-
Loss on change in fair value of consideration payable (Note 16)	247,067	-
Business acquisition costs (Note 20)	-	58
	1,738,964	388,343

Income (loss) before income tax	(2,592,862)	2,159,170
Provision for income taxes
Current (Note 10)	369,808	195,940
Deferred (Note 10)	(661,880)	383,713
Net income (loss)	(2,300,790)	1,579,517

Other comprehensive income (loss)
Items to be reclassified to net income
Change in fair value of interest rate swaps, net of tax (Note 9)	39,020	36,117
Comprehensive income (loss)	(2,261,770)	1,615,634

Earnings per share
Basic (Note 11(iii))	$(0.073)	$0.111
Diluted (Note 11(iii))	$(0.073)	$0.109

Weighted average number of shares outstanding (Note 11(iii))
Basic	31,717,214	14,239,990
Diluted	31,717 214	14,480 806

The accompanying notes are an integral part of these condensed consolidated interim financial statements. The comparative period has been retrospectively adjusted to reflect the change in presentation currency from Canadian dollars to US dollars (Note 2).

Sangoma Technologies Corporation

Condensed consolidated interim statements of changes in shareholders' equity

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

	Number of		Shares		Accumulated other		Total
	common	Share	to be	Contributed	comprehensive	Retained	shareholders'
	shares	capital	issued	surplus	loss	earnings	equity
		$	$	$	$	$	$
Balance, June 30, 2020	10,869,676	47,423,358	-	1,788,397	(585,104)	6,247,525	54,874,176

Net income	-	-	-	-	-	1,579,517	1,579,517
Change in fair value of interest rate swaps, net of tax (Note 9)	-	-	-	-	36,117	-	36,117
Common shares issued through short form prospectus, net of costs (Note 11(i))	5,000,857	56,295,235	-	-	-	-	56,295,235
Deferred tax benefit on share issuance costs (Note 10)	-	1,082,713	-	-	-	-	1,082,713
Common shares issued for options exercised (Note 11(i))	433	1,251	-	(412)	-	-	839
Share-based compensation expense (Note 11(ii))	-	-	-	154,478	-	-	154,478
Balance, September 30, 2020	15,870,966	104,802,557	-	1,942,463	(548,987)	7,827,042	114,023,075

Balance, June 30, 2021	19,021,644	172,461,915	192,101,973	5,392,954	(333,315)	6,530,071	376,153,598
Net loss	-	-	-	-	-	(2,300,790)	(2,300,790)

Change in fair value of interest rate swaps, net of tax (Note 9)	-	-	-	-	39,020	-	39,020
Rounding of fractional shares after share consolidation (Note 2)	(30)	-	-	-	-	-	-
Share-based compensation expense (Note 11(ii))	-	-	-	2,119,285	-	-	2,119,285
Balance, September 30, 2021	19,021,614	172,461,915	192,101,973	7,512,239	(294,295)	4,229,281	376,011,113

The accompanying notes are an integral part of these condensed consolidated interim financial statements. The comparative periods have been retrospectively adjusted to reflect the change in presentation currency from Canadian dollars to US dollars (Note 2).

Sangoma Technologies Corporation

Condensed consolidated interim statements of cash flows

For the three month periods ended September 30, 2021 and 2020

(Unaudited in us dollars)

	2021	2020
	$	$
Operating activities
Net income (loss)	(2,300,790)	1,579,517
Adjustments for:
Depreciation of property and equipment (Note 5)	442,646	153,368
Depreciation of right-of-use assets (Note 17)	730,189	625,905
Amortization of intangible assets (Note 6)	7,654,579	1,464,607
Amortization of development costs (Note 7)	174,951	330,106
Deferred income tax expense (recovery) (Note 10)	(661,880)	383,713
Income tax paid	(1,009,922)	(1,359,442)
Share-based compensation expense (Note 11(ii))	2,119,285	154,478
Interest on obligation on right-of-use assets (Note 17)	119,607	82,447
Unrealized foreign exchange loss (gain)	387,204	393,176
Loss on consideration payable	247,067	-
Changes in working capital
Trade receivables	663,887	1,375,022
Inventories	(866,811)	331,982
Income tax receivable	9,914	-
Contract assets	(510,989)	(29,922)
Other current assets	(897,127)	123,123
Sales tax payable	25,344	(159,399)
Accounts payable and accrued liabilities	(1,519,168)	(1,724,404)
Provisions	(51,321)	90,042
Contract liabilities	(748,676)	(832,393)
Net cash flows from operating activities	4,007,989	2,981,926
Investing activities
Purchase of property and equipment (Note 5)	(196,890)	(64,820)
Development costs (Note 7)	(342,453)	(363,237)
Business combinations, net of cash and cash equivalents acquired (Note 20)	(2,000,000)	-
Net cash flows used in investing activities	(2,539,343)	(428,057)
Financing activities		-
Repayments of operating facility and loan (Note 9)	(3,637,500)	(8,050,000)
Repayment of right-of-use lease obligation (Note 17)	(797,898)	(660,561)
Issuance of common shares through short form prospectus, net (Note 11(i))	-	56,295,235
Issuance of common shares for stock options exercised (Note 11(i))	-	839
Net cash flows (used in) from financing activities	(4,435,398)	47,585,513

(Decrease) Increase in cash and cash equivalents	(2,966,752)	50,139,382
Cash and cash equivalents, beginning of the period	22,095,596	19,995,497
Cash and cash equivalents, end of the period	19,128,844	70,134,879

The accompanying notes are an integral part of these condensed consolidated interim financial statements. The comparative period has been retrospectively adjusted to reflect the change in presentation currency from Canadian dollars to US dollars (Note 2).

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statement

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

1.	General information

Founded in 1984, Sangoma Technologies Corporation (“Sangoma” or the “Company”) is publicly traded on the Toronto Stock Exchange (TSX: STC). The Company’s shares were traded on the TSX Venture Exchange under the symbol STC until November 1, 2021, at which point the Company’s shares commenced trading on the TSX. In conjunction with listing on the TSX, the Company’s shares w ere delisted from the TSX Venture Exchange. The Company was incorporated in Canada, its legal name is Sangoma Technologies Corporation and its primary operating subsidiaries for fiscal 2021 are Sangoma Technologies Inc., Sangoma US Inc., VoIP Supply LLC, Digium Inc., VoIP Innovations LLC and Star2Star Communications LLC.

Sangoma is a leading provider of hardware and software components that enable or enhance Internet Protocol Communications Systems for both telecom and datacom applications. Enterprises, small to medium sized businesses (“SMBs”) and telecom operators in over 150 countries rely on Sangoma’s technology as part of their mission critical infrastructures. The product line includes data and telecom boards for media and signal processing, as well as gateway appliances and software.

The Company is domiciled in Ontario, Canada. The address of the Company’s registered office is 100 Renfrew Dr., Suite 100, Markham, Ontario, L3R 9R6 and the Company operates in multiple jurisdictions.

2.	Significant accounting policies

Statement of compliance and basis of presentation

The accompanying condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting. The condensed consolidated interim financial statements do not include al l the information required for annual consolidated financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended June 30, 2021.

These condensed consolidated interim financial statements were, at the recommendation of the audit committee, approved and authorized for issuance by the Company’s Board of Directors on November 12, 2021.

These condensed consolidated interim financial statements were prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited consolidated financial statements for the year ended June 30, 2021, except for the change in presentation currency of the Company from Canadian dollar to US dollar described below:

Change in presentation currency of the Company

Effective July 1, 2021, the Company elected to change the presentation currency in its condensed consolidated interim financial statements from Canadian dollar to US dollar, which was applied on a retrospective basis.

Since July 1, 2020, the Company and all of its wholly-owned operating subsidiaries are measured in US dollar as its the functional currency. The US dollar translated amounts of nonmonetary assets and liabilities as at July 1, 2020 became the historical accounting basis for those assets and liabilities at July 1, 2020. Transactions in non-USD currencies are initially recorded in the US dollar by applying the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in other than US dollar are revaluated at the foreign exchange rate at the reporting date. Foreign exchange differences arising on translation are recognized in the income statement. As both its functional currency and presentation currency are US dollar, there is no further need to translate for its presentation.

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

2.	Significant accounting policies (continued)

Change in presentation currency of the Company (continued)

A change in presentation currency represents a change in an accounting policy in terms of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. The Company has retrospectively applied the change to its comparative information for the three month period ended September 30, 2020 and for the fiscal year ended June 30, 2021 by removing the translation adjustments applied in prior year’s statements and reverting to present the amounts and balances in their US dollar functional currency.

It should be noted that the functional currencies of the Company’s primary economic environments in which underlying businesses operate remain unchanged and that foreign exchange exposures will therefore be unaffected by the change, albeit that the effects of such exposures will be presented in US dollar. All other accounting policies remain consistent with those adopted in the audited consolidated financial statements for the year ended June 30, 2021.

Share consolidation (reverse stock split)

On November 2, 2021, the Company implemented a consolidation ( the “reverse stock split”) of its outstanding Common Shares on the basis of one new Common Share for every seven currently outstanding Common Shares (the “Consolidation Ratio”). At the special meeting of the Company’s shareholders held on September 23, 2021, the Company’s shareholders granted the Company’s Board of Directors discretionary authority to implement a consolidation of the issued and outstanding common shares of the Company on the basis of a consolidation ratio of up to 20 pre-consolidation common shares for one post-consolidation common share. The Board of Directors selected a share consolidation ratio of seven pre-consolidation common shares for one post-consolidation common share. The Company’s common shares began trading on the TSX on a post-consolidation basis under the Company’s existing trade symbol "STC" on November 8, 2021. In accordance with International Financial Reporting Standards (“IFRS”), the change has been applied retrospectively.

The reverse stock split did not cause an adjustment to the par value or the authorized shares of the common stock. As a result of the reverse stock split, the Company further adjusted the share amounts and exercise prices under its option plans and outstanding options.

IAS 33 Earnings per Share (paragraph 64) requires retrospective restatement of earnings per share for a reverse stock split that occurs subsequent to the balance sheet date but before the date of authorization of the statements. As a result, all disclosures of common shares, per common share data and data related to options in the accompanying condensed consolidated interim financial statements and related notes reflect this reverse stock split for all periods presented.

3.	Significant accounting judgments, estimates and uncertainties

Except for the change in the Company’s presentation currency, these unaudited condensed consolidated interim financial statements were prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited consolidated financial statements for the year ended June 30, 2021 and which are available at www.sedar.com. They were prepared using the same critical estimates and judgments in applying the accounting policies as those of the audited consolidated financial statements for the year ended June 30, 2021.

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

4.	Inventories

Inventories recognized in the consolidated statements of financial position are comprised of:

	September 30,	June 30,
	2021	2021
	$	$
Finished goods	8,269,412	8,422,594
Parts	4,895,934	3,902,439
	13,165,346	12,325,033
Provision for obsolescence	(478,412)	(504,910)
Net inventory carrying value	12,686,934	11,820,123

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

5.	Property and equipment

	Office furniture		Stockroom and
	and computer	Software and	production	Tradeshow	Leasehold
	equipment	books	equipment	equipment	improvements	Total
	$	$	$	$	$	$
Cost
Balance at June 30, 2020	1,989,536	412,766	1,290,759	47,210	321,787	4,062,058
Additions through business combinations (Note 20)	473,123	-	4,861,810			5,334,933
Additions	867,227	3,990	235,053	-	26,676	1,132,946
Disposals			(132,789)			(132,789)
Balance at June 30, 2021	3,329,886	416,756	6,254,833	47,210	348,463	10,397,148
Additions	106,113	40,602	39,900	-	10,275	196,890
Disposals	(3,241)	-	(40,663)			(43,904)
Balance at September 30, 2021	3,432,758	457,358	6,254,070	47,210	358,738	10,550,134

Accumulated depreciation
Balance at June 30, 2020	995,761	223,697	491,742	39,063	109,208	1,859,471
Depreciation expense	375,727	90,498	380,338	1,806	36,293	884,662
Balance at June 30, 2021	1,371,488	314,195	872,080	40,869	145,501	2,744,133
Depreciation expense	157,384	21,847	253,364	312	9,739	442,646
Balance at September 30, 2021	1,528,872	336,042	1,125,444	41,181	155,240	3,186,779

Net book value as at:
Balance at June 30, 2021	1,958,398	102,561	5,382,753	6,341	202,962	7,653,015
Balance at September 30, 2021	1,903,886	121,316	5,128,626	6,029	203,498	7,363,355

For the three month period ended September 30, 2021, depreciation expense of $248,392 (three month period ended September 30, 2020 - $153,368) was recorded in general and administration expense in the condensed consolidated interim statements of income (loss) and comprehensive income (loss). Depreciation expense in the amount of $194,254 was included in cost of sales for the three month period ended September 30, 2021 (three month period ended September 30, 2020 - $nil).

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

6.	Intangible assets

	Copyright	Purchased		Customer		Other purchased
	to software	technology	Website	relationships	Brand	intangibles*	Total
	$	$	$	$	$	$	$
Cost
Balance at June 30, 2020	2,163,532	8,523,164	173,690	29,855,518	6,787,317	2,748,066	50,251,287
Business combinations (Note 20)	-	86,800,000	-	82,400,000	-	-	169,200,000
Balance at June 30, 2021	2,163,532	95,323,164	173,690	112,255,518	6,787,317	2,748,066	219,451,287

Balance at September 30, 2021	2,163,532	95,323,164	173,690	112,255,518	6,787,317	2,748,066	219,451,287

Accumulated amortization
Balance at June 30, 2020	2,163,532	3,034,665	173,690	5,436,705	1,449,052	1,153,036	13,410,680
Amortization expense	-	4,774,716	-	5,898,778	686,021	702,639	12,062,154
Balance at June 30, 2021	2,163,532	7,809,381	173,690	11,335,483	2,135,073	1,855,675	25,472,834
Amortization expense	-	3,903,319	-	3,405,873	170,569	174,818	7,654,579
Balance at September 30, 2021	2,163,532	11,712,700	173,690	14,741,356	2,305,642	2,030,493	33,127,413

Net book value as at:
Balance at June 30, 2021	-	87,513,783	-	100,920,035	4,652,244	892,391	193,978,453
Balance at September 30, 2021	-	83,610,464	-	97,514,162	4,481,675	717,573	186,323,874

* Other purchased intangibles include non-compete agreements and backlog.

Amortization expense is included in general and administration expense in the consolidated statements of income (loss) and comprehensive income (loss). For the three month period ended September 30, 2021, amortization expenses were $7,654,579 (three month period ended September 30, 2020 - $1,464,607).

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

7.	Development costs

$
Cost
Balance at June 30, 2020	17,284,963
Additions	1,551,158
Investment tax credits	(448,347)
Cost fully amortized	(15,028,049)
Balance at June 30, 2021	3,359,725
Additions	342,453
Balance at September 30, 2021	3,702,178

Accumulated amortization
Balance at June 30, 2020	(15,485,158)
Amortization	(1,369,830)
Cost fully amortized	15,028,049
Balance at June 30, 2021	(1,826,939)
Amortization	(174,951)
Balance at September 30, 2021	(2,001,890)

	September 30, 2021	June 30, 2021
	$	$
Net capitalized development costs	1,700,288	1,532,786

Each period, additions to development costs are recognized net of investment tax credits accrued. In addition to the above amortization, the Company has recognized $8,184,579 of engineering expenditures as an expense during the three month period ended September 30, 2021 (three month period ended September 30, 2020 - $4,140,728).

8.	Goodwill

The carrying amount and movements of goodwill was as follows:

$
Balance at June 30, 2020	32,295,582
Addition through business combinations (Note 20)	235,102,159
Balance at June 30, 2021	267,397,741
Addition through business combinations (Note 20)	2,000,000
Balance at September 30, 2021	269,397,741

For the three month period ended September 30, 2021, the addition to goodwill was from the acquisition of M2 on July 16, 2021 (Note 20). The addition to goodwill for the year ended June 30, 2021 was from the acquisition of StarBlue Inc. on March 31, 2021(Note 20).

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

9.	Operating facility and loan and derivative liability

(a)	Operating facility and loan

(i)	The Company entered into a new loan facility with two banks and drew down the first tranche of $34,800,000 ($45,699,360 CAD) on October 18, 2019. This loan facility was used to pay down and close all existing loans and to fund part of the purchase of VoIP Innovations LLC. Th is term facility is repayable over six years on a straight-line basis.

The interest rates charged are based on Prime rate, US Base rate, London Inter -Bank Offered Rate (LIBOR) or Canadian Dollar Offered Rate (CDOR) plus the applicable margin. Under the terms of these term facilities, the Company may convert the loans from variable to a fixed loan. The Company is required to lock in the interest rate on one half of the term loan within three months of each draw down. On January 21, 2020, the Company converted its US Base Rate loan to a one-month LIBOR loan plus the credit spread based on the syndicated loan agreement entered on October 18, 2019. Separately, as required under the agreement, the Company locked in half of the original loan amount by entering a 5-year interest rate credit swap with the two banks for $8,700,000 each. The swaps together with protection against the 0% LIBOR floor have effectively converted one half of the variable LIBOR rate to a fixed loan of approximately 4.2% for five years of the six-year remaining balance on the loan. The repayment schedule for the loan has not been impacted by either of these changes. The balance outstanding against this term loan facility as of September 30, 2021 is $23,200,000 (June 30, 2021 – $24,650,000). As at September 30, 2021, term loan facility balance of $5,800,000 (June 30, 2021 - $5,800,000) is classified as current and $17,400,000 (June 30, 2021 - $18,850,000) as long-term in the condensed consolidated interim statements of financial position.

(ii)	The Company also had revolving credit facilities which included a committed revolving credit facility for up to CAD $8,000,000 and a committed swingline credit facility for up to CAD $2,000,000 both of which may be used for general business purposes. On April 3, 2020, the Company drew down $1,300,000 ($1,838,460 CAD) on the swingline credit facility available under the Credit Agreement. On April 17, 2020, the Company drew down $5,300,000 ($7,439,610 CAD) from the revolving credit facility. During August 2020, the Company paid back in full the outstanding amounts on the swingline credit facility and the revolving credit facility. Both facilities remain fully available to the Company.

(iii)	On March 31, 2021, the Company amended its term loan facility with its lenders and drew down an additional $52,500,000 to fund part of the acquisition of StarBlue Inc. At the time of the draw down of the additional amounts, the following amendments were made to the agreement:

●	The provision for additional funding related to VoIP Innovations under the original agreement was no longer necessary and has been cancelled.

●	The swingline facility was converted from CAD $2,000,000 to USD $1,500,000.

●	The revolver facility was converted from CAD $8,000,000 to USD $6,000,000.

●	The debt to equity ratio calculation now allows the Company to offset up to US $10,000,000 of unrestrained funds against the outstanding amount of the debt.

The interest rates charged continue to be based on Prime rate, US Base rate, London Inter-Bank Offered Rate (LIBOR) or Canadian Dollar Offered Rate (CDOR) plus the applicable margin. The incremental draw is repayable, on a straight-line basis, through quarterly payments of $2,187,500 and is due to mature on October 18, 2024. As at September 30, 2021, $8,750,000 (June 30, 2021 - $8,750,000) of the incremental facility is classified as current and $39,375,000 (June 30, 2021 – $41,562,500) is classified as long-term in the condensed consolidated interim statements of financial position.

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

9.	Operating facility and loan and derivative liability (continued)

For the three month period ended September 30, 2021, the Company incurred interest costs to service the borrowing facilities in the amount of $536,249 (for the three month period ended September 30, 2020 - $307,338). During the three month period ended September 30, 2021, the Company borrowed $nil (three month period ended September 30, 2020 - $nil) in operating facility and loans and repaid $3,637,500 (three month period ended September 30, 2020 - $8,050,000).

Under its credit agreements with its lenders, the Company must satisfy certain financial covenants, principally in respect of total funded debt to earnings before interest, taxes and amortization (“EBITDA”), and debt service coverage ratio. As at September 30, 2021 and June 30, 2021, the Company was in compliance with all covenants related to its credit agreements.

(b) Derivative liability

The Company uses derivative financial instruments to hedge its exposure to interest rate risks. All derivative financial instruments are recognized as either assets or liabilities at fair value on the condensed consolidated interim statements of financial position. Upon entering into a hedging arrangement with an intent to apply hedge accounting, the Company formally documents the hedge relationship and designates the instrument for financial reporting purposes as a fair value hedge, a cash fl ow hedge, or a net investment hedge. When the Company determines that a derivative financial instrument qualifies as a cash flow hedge and is effective, the changes in fair value of the instrument are recorded in accumulated other comprehensive income (loss), net of tax in the condensed consolidated interim statements of financial position and will be reclassified to earnings when the hedged item affects earnings.

On January 21, 2020, the Company converted its US Base Rate loan to a one -month LIBOR loan plus the credit spread based on the syndicated loan agreement entered into on October 18, 2019. Separately, as required under the agreement, the Company locked in half of the original loan amount by entering into a 5-year interest rate credit swap with the two banks for $8,700,000 each to manage its exposure to changes in LIBOR-based interest rates. The interest rate swap hedges the variable cash flows associated with the borrowings under the loan facility, effectively providing a fixed rate of interest for five years of the six-year loan term.

The interest rate swap arrangement with two banks became effective on January 31, 2020, with a maturity date of December 31, 2024. The notional amount of the swap agreement at inception was $17 ,400,000 and decreases in line with the term of the loan facility. As of September 30, 2021, the notional amount of the interest rate swap was $12,104,348 (June 30, 2021 – $12,860,870). The interest rate swap has a weighted average fixed rate of 1.65% (June 30, 2021 – 1.65%) and has been designated as an effective cash flow hedge and therefore qualifies for hedge accounting. As at September 30, 2021, the fair value of the interest rate swap liability was valued at $294,295 (June 30, 2021 - $333,315) and was recorded as derivative liability in the condensed consolidated interim statements of financial position. For the three month period ended September 30, 2021, the change in fair value of the interest rate swaps, net of tax, was a gain of $39,020 (three month period ended September 30, 2020 – gain of $36,117) was recorded in other comprehensive income (loss) in the condensed consolidated interim statements of income (loss) and comprehensive income (loss). The fair value of interest rate swap is determined based on the market conditions and the terms of the interest rate swap agreement using the discounted cash flow methodology. Any differences between the hedged LIBOR rate and the fixed rate are recorded as interest expense on the same period that the related interest is recorded for the loan facility based on the LIBOR rate.

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

10.       Income tax

The Company income tax expense is determined as follows:

	Three month periods ended September 30,
	2021	2020
Statutory income tax rate	26.37%	26.30%
	$	$
Net income (loss) before income taxes	(2,592,862)	2,159,170

Expected income tax expense	(683,629)	569,282
Difference in foreign tax rates	(6,930)	(19,095)
Tax rate changes and other adjustments	(68)	(294)
Share based compensation	596,496	6,146
Other non deductible expenses	20,524	23,614
Gain on consideration payable	60,680	-
Stock options deduction revaluation adjustment	(279,145)	-
Income tax expense (recovery)	(292,072)	579,653

The Company's income tax expense is allocated as follows:	$	$
Current tax expense	369,808	195,940
Deferred income tax expense (recovery)	(661,880)	383,713
Income tax expense (recovery)	(292,072)	579,653

The following table summarizes the components of deferred tax assets (liabilities):

	September 30,	June 30,
	2021	2021
	$	$
Deferred income tax assets and liabilities
Non-deductible reserves - Canadian	436,418	316,605
Non-deductible reserves - USA	4,694,257	4,711,599
SR&ED investment tax credits, net of 12(1)(x)	1,457,391	1,457,466
Property and equipment - Canadian	(194,857)	(211,565)
Property and equipment - USA	(1,493,645)	(1,492,571)
Deferred development costs	(608,339)	(608,370)
Intangible assets including goodwill - Canadian	(83,726)	(81,574)
Intangible assets including goodwill - USA	(40,303,287)	(41,967,482)
Non-capital losses carried forward - USA	3,716,864	5,159,051
Non-capital losses carried forward - Canadian	128,427	-
Capital losses carried forward and other - Canadian	3,529	3,528
Right of use assets net of obligations - Canadian	28,747	29,988
Right of use assets net of obligations - USA	161,032	148,445
Share issuance costs - Canadian	1,069,819	1,146,005
Acquisition costs & other - USA	401,733	420,608
Stock options - USA	8,538,858	8,259,714
Net deferred income tax liabilities	(22,046,779)	(22,708,553)

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

10.	Income tax (continued)

Deferred tax assets and liabilities have been offset where they relate to income taxes levied by the same taxation authority and the Company has the legal right and intent to offset. The following table shows the movement in net deferred tax assets (liabilities):

	September 30,	June 30,
	2021	2021
	$	$
Balance at the beginning of the period	(22,708,553)	3,879,665
Recognized in profit/loss	661,880	(2,167,141)
Recognized in goodwill	-	(25,462,043)
Recognized in equity	-	1,162,220
Recognized in deferred development costs	-	(123,917)
Other foreign exchange movement	(106)	2,663
Balance at the end of the period	(22,046,779)	(22,708,553)

Unrecognized deferred tax assets

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

	September 30,	June 30,
	2021	2021
		$
Capital losses carried forward and other - Canadian	40,635	40,637
Capital losses carried forward - USA	12,884,540	12,884,540

The net capital loss carry forward may be carried forward indefinitely but can only be used to reduce capital gains. Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the group can utilize the benefits therefrom.

The Company has deducted available SR&ED for federal and provincial purposes and unutilized SR&ED tax credits. These condensed consolidated interim financial statements take into account an income tax benefit resulting from tax credits available to the Company to reduce its net income for federal and provincial income tax purposes in future years as follows:

Year of	Federal tax credits	Ontario tax credits
expiration	carry forward	carry forward
	$	$
2034	211,910	-
2035	233,033	-
2036	269,957	-
2037	242,364	-
2038	183,636	-
2039	262,957	-
2040	243,520	34,645
2041	332,760	49,122
	1,980,137	83,767

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

10.	Income tax (continued)

The income tax benefit of eligible SR&ED costs incurred in prior years but not utilized have been taken into account in these condensed consolidated interim financial statements.

11.	Shareholders’ equity

(i)	Share capital

The Company’s authorized share capital consists of an unlimited number of common shares without par value. As at September 30, 2021 and 2020, the Company’s issued and outstanding common shares consist of the following:

	Three month periods
	ended September 30,
	2021	2020
	#	#
Shares issued and outstanding:
Outstanding, beginning of the period	19,021,644	10,869,676
Shares issued through short form prospectus	-	5,000,857
Shares issued upon exercise of options	-	433
Rounding of fractional shares after share consolidation	(30)	-
	19,021,614	15,870,966

On March 31, 2021, the Company acquired StarBlue Inc. and issued 3,018,685 common shares valued in the amount of $66,873,399 as part of the consideration, and 18,456 common shares valued in the amount of $330,460 as part of the acquisition costs (Note 20). Under the terms of the agreement, a further 12,695,600 common shares valued in the amount of $192,101,973 will be issued in instalments over fourteen quarters commencing on April 1, 2022 which would bring the total common shares to 31,717,214. The $192,101,973 discounted value of the 12,695,600 common shares not yet issued is recorded as shares to be issued in the condensed consolidated interim statements of changes in shareholders’ equity.

On July 30, 2020, the Company closed its short-form prospectus offering with 5,000,857 common shares being issued at a price of CAD$16.10 per common share including 652,285 common shares issued upon the exercise in full of the over-allotment option grant to the Underwriter for aggregate gross proceeds of CAD $80,513,800 and net proceeds of CAD $75,283,264 ($56,295,235).

During the three month period ended September 30, 2021, no options were exercised. During the three month period ended September 30, 2020 – 433 options were exercised for cash consideration of $839, and the Company recorded a charge of $412 from contributed surplus to share capital.

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

11.	Shareholders’ equity (continued)

(ii)	Stock options

During the year ended June 30, 2020, the shareholders of the Company amended the stock option plan (the “plan”) for officers, employees and consultants of the Company. The number of common shares that may be set aside for issuance under the plan (and under all other management stock option and employee stock option plans) is limited to 10% of the outstanding common shares of the corporation provided that the Company complies with the provisions of policies, rules and regulations of applicable securities legislation. The maximum number of common shares that may be reserved for issuance to any one person under the plan is 5% of the common shares outstanding at the time of grant (calculated on a non -diluted basis) less the number of common shares reserved for issuance to such person under any stock option to purchase common shares granted as a compensation or incentive mechanism. Any common shares subject to a stock option, which for any reason are terminated, cancelled, exercised, expired, or surrendered will be available for a subsequent grant under the plan, subject to regulatory requirements.

The stock option price of any common shares cannot be less than the closing price or the minimum price as determined by applicable regulatory authorities of the relevant class or series of shares, on the day immediately preceding the day on which the stock option is granted. Stock options granted under the plan may be exercised during a period not exceeding five years from the date of grant, subject to earl ier termination on the termination of the optionee’s employment, on the optionee’s ceasing to be an employee, officer or director of the Company or any of its subsidiaries, as applicable, or on the optionee’s retiring, becoming permanently disabled or dying, subject to certain grace periods to allow the optionee or his or her personal representative time to exercise such stock options. The stock options are non -transferable. The plan contains provisions for adjustment in the number of common shares issuable thereunder in the event of the subdivision, consolidation, reclassification or change of the common shares, a merger, or other relevant changes in the Company’s capitalization. The board of directors may, from time to time, amend or revise the terms of the plan or may terminate the plan at any time.

The following table shows the movement in the stock option plan:

	Number	Weighted
Measurement date	of options	average price
	#	$
Balance, June 30, 2020	642,600	8.13
Exercised	(433)	(1.94)
Expired	(3,429)	(7.87)
Forfeited	(6,093)	(6.09)
Balance, September 30,2020	632,645	8.13
Balance, June 30, 2021	1,587,310	19.89
Granted	285,714	18.62
Expired	(60)	6.37
Forfeited	(84,069)	19.12
Balance, September 30, 2021	1,788,895	19.72

The Company uses the fair value method to account for all share -based awards granted to employees, officers, and directors. The estimated fair value of stock options granted is determined using the Black-Scholes option pricing model and is recorded as a charge to income over the vesting period of the stock options, with a corresponding increase to contributed surplus. Stock options are granted at a price equal to or above the fair value of the common shares on the day immediately preceding the date of the grant. The consideration received on the exercise of stock options is added to stated capital at the time of exercise.

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

11.	Shareholders’ equity (continued)

(ii)	Stock options (continued)

On September 30, 2021, the Company granted 285,714 stock options to employees, officers, and directors at a strike price of $18.62 vesting over a period of four years.

	September 30,	September 30 ,
	2021	2020
Share price	$18.62	-
Exercise price	$18.62	-
Expected volatility	59.82%	-
Expected option life	5 years	-
Risk-free interest rate	0.78%	-

The following table summarizes information about the stock options outstanding and exercisable at the end of each period:

	September 30, 2021		September 30 , 2020
	Number of stock	Weighted	Number of stock	Weighted
	options	average	options	average
	outstanding and	remaining	outstanding and	remaining
Exercise price	exercisable	contractual life	exercisable	contractual life
$0.01 - $7.00	25,849	1.24	92,993	0.91
$7.01 - $10.50	66,906	2.24	46,787	3.24
$10.51 -$14 .00	8,650	2.67	5,301	3.67
$14.01 - $21.00	89,965	3.68	-	-
	191,370	2.80	145,081	1.76

For the three month period ended September 30, 2021, the Company recognized share-based compensation expense in the amount of $2,119,285 (three month period ended September 30, 2020 - $154,478).

(iii)	Earnings per share

Both the basic and diluted earnings per share have been calculated using the net income attributable to the shareholders of the Company as the numerator.

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

11.	Shareholders’ equity (continued)

(iii)	Earnings per share (continued)

	Three month periods ended September 30,
	2021	2020
Number of shares:
Weighted average number of shares outstanding	19,021,614	14,239,990
Shares to be issued	12,695,600	-
Weighted average number of shares used in basic earnings per	31,717,214	14,239,990
Shares deemed to be issued in respect of options and warrants	-	240,816
per share	31,717,214	14,480,806
Net income (loss) for the period	$(2,300,790)	$1,579,517
Earnings per share:
Basic earnings per share	$(0.073)	$0.111
Diluted earings per share	$(0.073)	$0.109

Under the terms of the StarBlue Inc. share purchase agreement, a further 12,695,600 shares will be issued in instalments over the fourteen quarters commencing on April 1, 2022.

12.	Related parties

The Company’s related parties include key management personnel and directors. Unless otherwise stated, none of the transactions incorporated special terms and conditions and no guarantees were given or received. Outstanding balances payable are usually settled in cash and relate to director fees.

The Company had incurred no related party transactions during the three month period ended September 30, 2021 (three month ended September 30, 2020 - $nil) and had no outstanding balance with related parties as at September 30, 2021 (June 30, 2021 - $nil).

13.	Financial instruments

The fair values of the cash and cash equivalents, trade receivables, contract assets, other current assets, accounts payable and accrued liabilities, consideration payable and derivative liability approximate their carrying values due to the relatively short-term nature of these financial instruments or as these financial instruments are fair valued at each reporting period. The fair values of operating facility and loans approximate their carrying values due to variable interest loans or fixed rate loan, which represent market rate.

Cash and cash equivalents are comprised of:

	September 30,	June 30,
	2021	2021
	$	$
Cash at bank and on hand	19,128,844	22,095,596

Cash includes demand deposits with financial institutions and cash equivalents consist of short-term, highly liquid investments purchased with original maturities of three months or less. As at September 30, 2021 and June 30, 2021, the Company had no cash equivalents.

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

13.	Financial instruments (continued)

Total interest income and interest expense for financial assets or financial liabilities that are not at fair value through profit or loss can be summarized as follows:

	Three month periods ended September 30,
	2021	2020
	$	$
Interest income	(275)	(1,180)
Interest expense (Notes 9, 17)	655,855	389,465
Net interest expense	655,580	388,285

The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, foreign currency risk, interest rate risk and market risk.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its obligations. Where possible, the Company uses an insurance policy with Export Development Canada (“EDC”) for its trade receivables to manage this risk and minimize any exposure.

The Company’s maximum exposure to credit risk for its trade receivables is summarized as follows with some of the over 90-day receivable not being covered by EDC:

	September	June 30,
	2021	2021
	$	$
Trade receivables aging:
0-30 days	10,599,134	11,691,613
31-90 days	2,730,534	2,786,708
Greater than 90 days	1,784,544	1,350,796
	15,114,212	15,829,117
Expected credit loss provision	(1,043,682)	(1,094,700)
	14,070,530	14,734,417

The movement in the provision for expected credit losses can be reconciled as follows:

	September	June 30,
	2021	2021
	$	$
Expected credit loss provision:
Expected credit loss provision, beginning balance	(1,094,700)	(431,595)
Net change in expected credit loss provision during the period	51,018	(663,105)
Expected credit loss provision, ending balance	(1,043,682)	(1,094,700)

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

13.	Financial instruments (continued)

The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables and contract assets. The expected credit loss provision is based on the Company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate. The provision matrix below shows the expected credit loss rate for each aging category of trade receivables.

	September 30, 2021
			Over 30
		Up to 30 days	days past	Over 90 days
	Total	past due	due	past due
Default rates		1.38%	11.09%	33.34%
Trade receivables	$15,114,212	$10,599,134	$2,730,534	$1,784,544
Expected credit loss provision	$1,043,682	$145,824	$302,834	$595,024

	June 30, 2021
			Over 30
		Up to 30 days	days past	Over 90 days
	Total	past due	due	past due
Default rates		1.80%	16.81%	30.76%
Trade receivables	$15,829,117	$11,691,613	$2,786,708	$1,350,796
Expected credit loss provision	$1,094,700	$210,648	$468,484	$415,568

Substantially all of the Company’s cash and cash equivalents are held with major Canadian or US financial institutions and thus the exposure to credit risk is considered insignificant. Management actively monitors the Company’s exposure to credit risk under its financial instruments, including with respect to trade receivables.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company has a planning and budgeting process in place by which it anticipates and determines the funds required to support its normal operating requirements. The Company coordinates this planning and budgeting process with its financing activities through its capital management process.

The Company holds sufficient cash and cash equivalents and working capital, maintained through stringent cash flow management, to ensure sufficient liquidity is maintained. The following are the undiscounted contractual maturities of significant financial liabilities of the Company as at September 30, 2021:

	For the twelve-month periods ended
	September	September	September	September
	30, 2022	30, 2023	30, 2024	30, 2025	Thereafter	Total
	$	$	$	$	$	$
Accounts payable and accrued liabilities	20,841,326	-	-	-	-	20,841,326
Consideration payable	2,411,173	2,389,518	2,306,003	2,306,003	960,834	10,373,531
Operating facility and loans	14,550,000	14,550,000	14,550,000	14,550,000	13,125,000	71,325,000
Lease obligations on right of use assets	2,855,208	2,537,206	2,060,235	2,041,388	6,248,302	15,742,339
Other non-current liabilities	-	-	-	-	916,519	916,519
	40,657,707	19,476,724	18,916,238	18,897,391	21,250,655	119,198,715

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

13.	Financial instruments (continued)

Foreign currency risk

A portion of the Company’s transactions occur in a foreign currency (Canadian dollars (CAD), Euros (EUR), and Great British Pounds (GBP)) and, therefore, the Company is exposed to foreign currency risk at the end of the reporting period through its foreign denominated cash, trade receivables, contract assets, accounts payable and accrued liabilities, and operating facility and loans. As at September 30, 2021, a 10% depreciation or appreciation of the CAD, EUR, and GBP against the U.S. dollar would have resulted in an approximate $21,768 (September 30, 2020 - $110,303) increase or decrease, respectively, in total comprehensive income (loss).

Interest rate risk

The Company’s exposure to interest rate fluctuations is with its credit facility (Note 9) which bears interest at a floating rate. As at September 30, 2021, a change in the interest rate of 1% per annum would have an impact of approximately $597,250 (September 30, 2020 - $145,000) per annum in finance costs. The Company also entered an interest rate swap arrangement for its loan facility (Note 9) to manage the exposure to changes in LIBOR-rate based interest rate. The fair value of the interest rate swaps was estimated based on the present value of projected future cash flows using the LIBOR forward rate curve. The model used to value the interest rate swaps included inputs of readily observable market data, a Level 2  input. As described in detail in Note 9, the fair value of the interest rate swaps was a liability of $294,295 on September 30, 2021 (June 30, 2021 – $333,315).

14.	Capital management

The Company’s objectives in managing capital are to safeguard the Company’s assets, to ensure sufficient liquidity to sustain the future development of the business via advancement of its significant research and development efforts, to conservatively manage financial risk and to maximize investor, creditor, and market confidence. The Company considers its capital structure to include its shareholders’ equity and operating facilities and loans. Working capital is optimized via stringent cash flow policies surrounding disbursement, foreign currency exchange and investment decision -making. There have been no changes in the Company’s approach to capital management during the period and apart from the financial covenants as discussed in Note 9, the Company is not subject to any other capital requirements imposed by external parties.

15.	Contract liabilities

Contract liabilities, which includes deferred revenues, represent the future performance obligations to customers in respect of services or customer activation fees for which consideration has been received upfront and is recognized over the expected term of the customer relationship.

Contract liabilities as at September 30, 2021 and June 30, 2021 are below:

$
Opening balance, June 30, 2020	10,820,098
Revenue deferred during the year	19,775,691
Deferred revenue amortized into income during the year	(20,374,484)
Additions through business combination (Note 20)	5,532,426
Ending balance, June 30, 2021	15,753,731
Revenue deferred during the period	9,826,402
Deferred revenue amortized into income during the period	(10,575,078)
Ending balance, September 30, 2021	15,005,055

Contract liabilities - Current	10,790,421
Contract liabilities - Non-current	4,214,634
15,005,055

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

16.	Consideration payable

As described in Note 20, consideration in the amount of $13,269,000 was payable as part of the acquisition of Star2Star. The fair value of consideration payable as of September 30, 2021 was determined using an effective tax rate of 24.56% and a discount rate of 4.9%. The fair value of the consideration payable is dependent upon the Company’s share price, foreign exchange rates and Company’s ability to utilize the underlying tax losses as they become available in each reporting period. The Company recognized a loss on change in fair value of consideration payable in the amount of $247,067 for the three month period ended September 30, 2021 (three month period ended September 30, 2020 - $nil). The balance of consideration payable as at September 30, 2021 is summarized below:

$
Opening balance, June 30, 2020	-
Additions through business combination (Note 20)	13,269,000
Gain on change in fair value	(4,167,186)
Ending balance, June 30, 2021	9,101,814
Loss on change in fair value	247,067
Ending balance, September 30, 2021	9,348,881

Consideration payable - Current	2,354,146
Consideration payable - Non-current	6,994,735
9,348,881

17.	Leases: Right-of-use assets and lease obligations

The Company’s lease obligations and right-of-use assets are presented below:

Right-of-use assets
$
Present value of leases
Opening IFRS 16 value as at July 1, 2020	14,353,099
Additions	1,904,906
Addition through business combination (Note 20)	2,584,109
Terminations	(886,786)
Balance at June 30, 2021	17,955,328
Additions	622,583
Balance at September 30, 2021	18,577,911

Accumulated depreciation and repayments
Opening IFRS 16 value as at July 1, 2020	2,481,570
Depreciation expense	2,513,417
Terminations	(569,575)
Balance at June 30, 2021	4,425,412
Depreciation expense	730,189
Balance at September 30, 2021	5,155,601

Net book value as at:
June 30, 2021	13,529,916
September 30, 2021	13,422,310

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

17.	Leases: Right-of-use assets and lease obligations (continued)

Lease Obligations
$
Present value of leases

Opening IFRS 16 value as at July 1, 2020	12,197,527
Additions	1,904,906
Addition through business combination (Note 20)	2,662,967
Repayments	(2,605,217)
Interest expense	374,154
Terminations	(291,660)
Balance at June 30, 2021	14,242,677
Additions	622,583
Repayments	(797,898)
Interest expense	119,607
Balance at September 30, 2021	14,186,969

Lease Obligations - Current	2,582,172
Lease Obligations - Non-current	11,604,797
14,186,969

(1)	Includes the impact of recognition exemptions including those for short-term and low-dollar value leases; includes the impact of judgment applied with regard to renewal options in the lease terms in which the Company is a lessee.
(2)	Right-of-use assets opening balance includes the impact of estimated restoration costs.
(3)	Addition through business combination represents the right-of-use asset and leased obligation of the leased office building of Star2Star Communications LLC, which was acquired on March 31, 2021.

18.	Provisions

	Warranty	Sales returns & allowances	Stock rotation
	provision	provision	provision	Total
	$	$	$	$
Balance at June 30, 2020	157,145	69,311	260 ,000	486,456
Additional provision recognized	84,317	105,853	(234,162)	(43,992)
Balance at June 30, 2021	241,462	175,164	25,838	442,464
Additional provision recognized	(66,321)	15,000	-	(51,321)
Balance at September 30, 2021	175,141	190,164	25,838	391,143

The provision for warranty obligations represents the Company’s best estimate of repair and/or replacement costs to correct product failures. The sales returns and allowances provision represent the Company’s best estimate of the value of the products sold in the current financial period that may be returned in a future period. The stock rotation provision represents the Company’s best estimate of the value of the products sold in the current financial period that may be exchanged for alternative products in a future period. The Company accrues for product warranties, stock rotation, and sales returns and allowances at the time the product is delivered.

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements
For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

19.	Segment disclosures

The Company operates in one operating segment; development, manufacturing, distribution and support of voice and data connectivity components for software-based communication applications. The majority of the Company’s assets are located in Canada and the United States of America (“USA”). The Company sells into three major geographic centers: USA, Canada and other foreign countries. The Company has determined that it has a single reportable segment as the Company’s decision makers review information on a consolidated basis.

Revenues for group of similar products and services can be summarized for the three month periods ended September 30, 2021 and 2020 as follows:

	Three month periods ended September 30,
	2021	2020
	$	$
Products	15,640,351	11,428,424
Services	36,838,380	14,794,524
Total revenues	52,478,731	26,222,948

The sales, in US dollars, in each of these geographic locations for the three month periods ended September 30, 2021 and 2020 as follows:

	Three month periods ended September 30,
	2021	2020
	$	$
USA	47,050,785	21,497,886
Canada	1,341,055	1,029,589
All other countries	4,086,891	3,695,473
Total revenues	52,478,731	26,222,948

The non-current assets, in US dollars, in each of the geographic locations as at September 30, 2021 and June 30, 2021 are below:

	September 30,	June 30,
	2021	2021
	$	$
Canada	7,118,553	6,714,850
USA	474,600,235	480,283,246
Total non-current assets	481,718,788	486,998,096

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

20.	Business combinations

a)	On March 31, 2021, the Company acquired all of the shares of StarBlue Inc. (dba Star2Star Communications, herein “Star2Star”). The Company paid an aggregate purchase price of $381,636,405, which comprised of $109,392,033 cash consideration (adjusted from $105,000,000 as a result of initial closing adjustments), 15,714,285 common shares at a discounted value of $258,975,372, and an additional consideration payable for future tax benefit in the amount of $13,269,000. The Company issued 3,018,685 common shares (3,142,857 common shares less 124,172 shares representing a holdback for indemnification purposes) on closing of the acquisition, with the remaining 12,571,428 common shares to be issued and distributed in fourteen quarterly installments commencing on April 1, 2022. The fair value of the share consideration is determined using a put option pricing model with a share price of $22.99 ($28.91 CAD), volatility of 56.58%, risk free rate of 0.221% - 0.855%, time to maturity of 0.003 – 4.25 years. The fair value of $13,269,000 of consideration payable is related to estimated tax losses to be utilized in future years, and is determined using an effective tax rate of 24.56% and a discount rate of 4.9%. The Company acquired Star2Star to expand and broaden the suite of service offerings, add key customers and realize synergies by removing redundancies.

The following table summarizes the fair value of consideration paid on the acquisition date and the allocation of the purchase price to the assets and liabilities acquired.

Consideration	USD
Cash consideration on closing	101,110,566
Net working capital adjustment	446,834
Cash paid relating to debt	2,581,193
Cash held in escrow for working capital	1,000,000
Cash held in escrow for PPP loan forgiveness	4,253,440
Additional consideration for tax	13,269,000
Common shares issued on closing	66,873,399
Common shares reserved in escrow for indemnification	2,129,067
Common shares reserved for future issuance	189,972,906
381,636,405

Purchase price allocation	USD
Cash	3,830,067
Accounts receivable	5,562,064
Inventory	1,448,237
Property and equipment	5,334,933
Right-of-use assets	2,584,109
Other current assets	1,496,235
Accounts payable and accrued liabilities	(8,324,491)
Contract liabilities	(5,532,426)
Other liabilities	(925,334)
Lease obligations on right-of-use assets	(2,662,967)
Intangible assets	169,200,000
Deferred tax liability on intangible	(25,476,181)
Goodwill	235,102,159
381,636,405

Sangoma Technologies Corporation

Notes to the condensed consolidated interim financial statements

For the three month periods ended September 30, 2021 and 2020

(Unaudited in US dollars)

20.	Business combinations (continued)

The Company incurred estimated transaction costs in the amount of $3,887,238 which were expensed and included in the condensed consolidated interim statements of income (loss) and comprehensive income (loss) for the year ended June 30, 2021. These costs were including 18,456 common shares valued at $330,460, which were issued at closing to an advisor. The acquisition has been accounted for using the acquisition method under IFRS 3, Business Combinations.

b)	On July 16, 2021, the Company purchased certain assets of M2 Telecom LLC. M2 was a channel partner for the Company’s wholesale Trunking as a Service “TaaS” business and the Company has taken over the sales team. The Company paid an aggregate purchase price of $2.0 million ($2.5 million CAD) which was allocated as goodwill (Note 8).

21.	Government assistance

The outbreak of the novel strain of coronavirus, specifically identified as “COVID -19”, has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. Government Canada and the Bank of Canada have responded with significant monetary and fiscal interventions designed to stabilize economic conditions as temporary measures and one of them is the Canada Emergency Wage Subsidy (CEWS). The CEWS program offers assistance in the form of wage subsidy for qualifying businesses faced with specified levels of revenue decline , and the subsidy is targeted to either retain workforce on payroll or to re-hire furloughed employees. The CEWS program is applicable from March 15 to December 19, 2020 for eligible entities that experienced a reduction in gross revenue for the period as determined by the program.

The Company received $nil under the CEWS for the three month period ended September 30, 2021 (three month period ended September 30, 2020 – $106,899 which was recorded as an offset against salaries and wages in operating expenses in the condensed consolidated interim statements of income (loss) and comprehensive income (loss)).

22.	Subsequent events

On November 1, 2021 the Company graduated from the TSX Venture Exchange to the Toronto Stock Exchange.

On November 2, 2021 as previously authorized by its shareholders, the Company implemented a consolidation (reverse stock split) of its outstanding common shares on the basis of one new common share for every seven previously outstanding common shares. Common Shares commenced trading on the Toronto Stock Exchange on a post-consolidation basis beginning at the open of markets on November 8, 2021.

23.	Authorization of the condensed consolidated interim financial statements

The condensed consolidated interim financial statements were authorized for issuance by the Board of Directors on November 12, 2021.